Exhibit 99(a)(1)(C)

SUMMARY OF TERMS OF OPTION EXCHANGE

RESPONSE DUE BEFORE 5:00 P.M., PACIFIC TIME,

ON MARCH 19, 2003, UNLESS THE OFFER IS EXTENDED

You must check your election, sign and date the Election Form and return the Election Form to Kimberly Canigiula at the corporate headquarters of DITECH COMMUNICATIONS CORPORATION (“Ditech”) in Mountain View, California before 5:00 p.m., Pacific Time, on March 19, 2003 (or a later expiration date if the offer is extended).  If you have any questions regarding the process for returning the Election Form, please contact Kimberly Canigiula via e-mail at Kcanigiula@ditechcom.com.  Alternatively, you may reach Kimberly Canigiula via telephone at (650) 623-1357.

The following summarizes the principal terms and conditions of the Offer to Exchange Outstanding Stock Options (the “Offer to Exchange,” which, as it may be amended from time to time, constitutes the “Offer”).  Please also read the enclosed Offer to Exchange Outstanding Options to Purchase Common Stock in its entirety, because the information in this summary is not complete and does not contain all of the information relevant to your decision to participate in the Offer.

Which Options are Eligible Options and Which Options are Mandatory Exchange Options?  All outstanding stock options to purchase shares of Common Stock (the “Common Stock”) granted with per share exercise prices of $20.00 or more, under the 2000 Non-Qualified Stock Plan (the “2000 Plan”), 1999 Non-Officer Equity Incentive Plan (the “1999 Plan”), 1998 Stock Option Plan (the “1998 Plan”), and Atmosphere Networks, Inc. 1997 Stock Plan (the “Atmosphere Plan”), and an individual option granted outside of a plan to Ian Wright (the “Ian Wright Option”), each as amended (collectively, the “Plans”), and held by regular employees (including officers) of Ditech or one of its wholly-owned subsidiaries (each an “Eligible Participant”) are “Eligible Options.”

If you wish to accept this Offer with respect to any or all of your Eligible Options, you must also exchange all outstanding stock options to acquire Common Stock of Ditech granted to you on or after August 19, 2002, including, without limitation, options with per share exercise prices less than $20.00 and options granted pursuant to plans other than the Plans (the “Mandatory Exchange Options”).

Who Can Participate in the Exchange?  You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on March 19, 2003.  Termination of your employment with Ditech or its subsidiaries on or before March 19, 2003 will automatically revoke any election that you make to participate in the Offer.

How Many Replacement Options Will I Receive?  Ditech is conducting the exchange with respect to Eligible Options on a one-for-four (1:4) basis.  Thus, for those employees who elect to participate in the Offer, Ditech will grant you on September 23, 2003 (or a later date if Ditech extends the Offer) a Replacement Option covering 25% of the number of shares subject to your Eligible Options that were cancelled (so long as your employment with Ditech or one of its subsidiaries continues through that date). THEREFORE, FOR EVERY FOUR SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU

EXCHANGE, DITECH WILL GRANT YOU A REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK.

Ditech is also conducting the exchange with respect to Mandatory Exchange Options on a one-for-four (1:4) basis. Thus, for employees that elect to exchange any Eligible Options pursuant to the Offer, Ditech will grant you on September 23, 2003 (or a later date if Ditech extends the Offer), a Replacement Option covering twenty-five percent (25%) of the number of shares subject to your Mandatory Exchange Options that were cancelled (so long as your employment with Ditech or one of its subsidiaries continues through that date). If you do not elect to exchange any Eligible Options, no Mandatory Exchange Options will be exchanged.  If you do elect to exchange any Eligible Options, all of your Mandatory Exchange Options must be exchanged.

Except for the number of shares subject to the Replacement Options issued in exchange for Eligible Options and Mandatory Exchange Options, and the vesting terms and the exercise price of the Replacement Options, the terms and conditions of your Replacement Options will be substantially the same as your Eligible Options and Mandatory Exchange Options that were cancelled.  Replacement Options issued in exchange for options granted under any of the Plans will be issued under the same respective Plan, except for: (i) the Ian Wright Option which will be replaced with a combination of options granted under the 2000 Plan and outside of a plan, and (ii) the following options which will be replaced with options granted under the 2000 Plan: (A) options granted under the Atmosphere Plan, and (B) options granted to U.K. employees under the 1999 Plan.  The exercise price per share of the Replacement Options will be equal to the closing price of Ditech’s Common Stock as reported on the Nasdaq National Market on the date of grant.  The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between March 19, 2003 (or a later expiration date if Ditech extends the Offer) and the date the Replacement Options are granted.

When Will I Receive My Replacement Options?  The Replacement Options will be granted on September 23, 2003 (or a later date if Ditech extends the Offer).  We expect the stock option agreements to be distributed promptly following the date of grant.  Please note that if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options until September 23, 2003.

What Happens if I Accept the Offer and Tender One or More of My Eligible Options but I am no Longer Employed by Ditech on the Grant Date of the Replacement Options?   If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by Ditech or one of its subsidiaries on the grant date for the Replacement Options, you will not receive any Replacement Options for your Eligible Options or Mandatory Exchange Options that have been cancelled, and your cancelled options will not be reinstated.  Participation in this Offer does not confer upon you the right to remain employed by us.

If I am a U.K. Employee, am I Subject to the Same Terms as Described in the Offer to Exchange?  If you are a U.K. employee who holds options under the 1999 Plan, you are subject to the terms of this Offer as described in the Offer to Exchange. Additionally, you will be required to enter into a Joint National Insurance Election with respect to the Replacement

Options under which you will agree to pay any employer’s national insurance contributions which may be payable at the time you exercise the Replacement Options.  U.K. employees should refer to Appendix A of the Offer to Exchange entitled “U.K. Tax Consequences” for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.  Replacement Options to be issued to UK employees will be granted under the 2000 Plan and will be “unapproved” stock options which means they have not been approved by UK Inland Revenue.

What Will Be the Exercise Price of the Replacement Options? The exercise price per share of the Replacement Options will be equal to the closing price of Ditech’s Common Stock as reported on the Nasdaq National Market on the date of grant.  We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options or Mandatory Exchange Options.  Therefore, we recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

What Will Be the Vesting Period of the Replacement Options?  Each Replacement Option will be 100% unvested on the date of grant, and shall vest as follows: (i) on the date six months from the date of grant, the number of shares issuable upon exercise of the Replacement Option equal to the product of: (A) the percentage of shares issuable upon exercise of the exchanged Eligible Option or Mandatory Exchange Option that would have been vested as of such date, and (B) the total number of shares issuable upon exercise of the Replacement Option,  and (ii) thereafter, the Replacement Option will continue to vest in the same proportional manner as the applicable Eligible Option or Mandatory Exchange Option that was exchanged.

What is the Expiration Date of the Replacement Options?  All Replacement Options will expire at 5:00 p.m., Pacific Time, on the day prior to the ten-year anniversary of the grant date of the Replacement Options (so long as you remain employed by Ditech or one of its subsidiaries).

Does Ditech Have a Recommendation with Respect to the Offer?  While Ditech’s Board of Directors has approved the Offer, each individual holding Eligible Options or Mandatory Exchange Options will need to arrive at his or her own decision whether or not to participate in the Offer based on individual circumstances.  We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options or the Mandatory Exchange Options.  The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

What Happens to My Eligible Options if I Accept the Offer?  If you accept the Offer, the Eligible Options that you choose to exchange will be cancelled, and you will have no further right or interest in them, whether vested or unvested.  In addition, if you accept the Offer, in order to avoid adverse accounting consequences to Ditech, you must exchange all Mandatory Exchange Options held by you. Mandatory Exchange Options are all outstanding options granted to you on or after August 19, 2002, including, without limitation, options with per share exercise prices less than $20.00 and options granted pursuant to plans other than the Plans. If you accept the Offer, you will not be eligible to receive any new options before September 23, 2003, at the earliest.  If you do not elect to exchange any Eligible Options, no Mandatory Exchange Options will be exchanged. If you do elect to exchange any Eligible Options, all of your Mandatory Exchange Options must be exchanged.

What is the Tax Treatment of the Replacement Options?  Each Replacement Option granted to U.S. employees will be a nonqualified stock option and, under U.S. tax laws, will not be eligible for the special tax treatment that applies to incentive stock options.  You should consult with your tax advisor with respect to all tax matters.

What are the Tax Consequences of the Offer on Non-U.S. Employees?  If you are a non-U.S. employee, we also recommend that you consult with your tax advisor to determine the tax consequences of the Offer. U.K. employees should refer to Appendix A of the Offer to Exchange entitled “U.K. Tax Consequences” for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law.

What Happens if I Do Not Accept the Offer?  Nothing.  If you do not accept the Offer, or if we do not accept the options you elect to exchange (see Question 23 in the Offer to Exchange), you will keep all of your Eligible Options and Mandatory Exchange Options, and you will not receive any Replacement Options under this Offer.  In that case, no changes will be made to your Eligible Options or your Mandatory Exchange Options.

Under What Circumstances Would Ditech Not Accept My Eligible Options?  We currently expect that we will accept promptly after the expiration date of this Offer all Eligible Options and Mandatory Exchange Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn.  We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer (see Sections 3, 5 and 6 in the Offer to Exchange).

Can I Change My Mind?  Yes.  After you turn in the Election Form, you can change your election at any time on or prior to the March 19, 2003 deadline by delivering a signed Notice of Change in Election Form to Kimberly Canigiula before 5:00 p.m., Pacific Time, on March 19, 2003 (or a later expiration date if Ditech extends the offer). Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also fill out and deliver a new Election Form along with the Notice of Change in Election.  If you have any questions regarding the process for returning the Election Form or need to be provided with a Notice of Change in Election Form, please contact Kimberly Canigiula via e-mail at kcanigiula@ditechcom.com. Alternatively, you may reach Kimberly Canigiula via telephone at (650) 623-1357.  These forms have also been included in the information distributed to you.

After I Am Granted Replacement Options, What Happens if Those Replacement Options End Up Underwater?  We are conducting this Offer only at this time. This, therefore, is considered a one-time offer and is not expected to be repeated again in the future. As your stock options granted by Ditech generally are valid for up to ten years from the date of initial grant, subject to continued employment with Ditech, the price of our Common Stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the Replacement Options.  HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO

THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

What Do I Need To Do?  Whether you accept the Offer or not, you need to make your election, sign the Election Form and ensure delivery of the Election Form to Kimberly Canigiula at Ditech before 5:00 p.m., Pacific Time, on March 19, 2003 (or a later expiration date if Ditech extends the Offer).  The Election Form may be sent via mail, courier, electronic mail or facsimile.  Kimberly Canigiula is located at Ditech’s corporate headquarters in Mountain View, California.  Her direct facsimile number is (650) 564-9592.  If sent by email or facsimile, originals should be promptly sent by mail, courier or hand-delivered as soon as possible thereafter.  Your Election Form must be received before 5:00 p.m., Pacific Time, on March 19, 2003 (or a later expiration date if Ditech extends the Offer), not merely placed in the mail or other delivery system by the expiration time.